Exhibit 99.1
UNITED UPDATE
June 12, 2002

            John W. Creighton, Jr., Chairman and Chief Executive Officer of UAL Corporation is speaking on June 12, 2002 at the Merrill Lynch Global Transportation Conference.  Accompanying Mr. Creighton is Jake Brace, Senior Vice President and Chief Financial Officer.

            At the conference, Mr. Creighton is to provide certain financial information regarding the Company, including the following:

            In April, United outperformed the rest of the industry on a system wide unit revenue basis, year-over-year.  In addition, based on May's data, United's unit revenue was down by only three to four percent year-over year.  We believe that number may beat the industry average once again.  The Company's cash burn was halved from $10 million per day in the fourth quarter to under $5 million per day in the first quarter and expects that when we announce our second quarter results it will be significantly better than that.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain information contained in this document is forward looking and involves risks and uncertainties that could result in actual results differing from expected results.  Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this United Update.

Some factors that could significantly impact expected unit revenue and cash flow include, without limitation, the airline pricing environment; industry capacity decisions; competitors' route decisions; the ultimate outcome of existing litigation; the success of the Company's cost-reduction efforts; the cost of crude oil and jet fuel; the results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; the growth of e-commerce and off-tariff distribution channels; the effective deployment of customer service tools and resources; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks to the factors included only as of the date of this United Update.  The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.